Exhibit 10.36

MGE ENERGY, INC.

2006 PERFORMANCE UNIT PLAN

MGE ENERGY, INC.

______________________________________________________________________

2006 PERFORMANCE UNIT PLAN

______________________________________________________________________

1.

Purpose

The purpose of the 2006 Performance Unit Plan of MGE Energy, Inc. and its subsidiaries and affiliates (the “Company”) is to attract, retain and motivate key employees by providing those employees incentives and reward for performance at the Company.  Capitalized terms not defined herein shall have the meanings ascribed to them in Section 2 below.

2.

Definitions

The following terms used in the Plan shall have the meanings set forth below:

“Administrator” means the person or persons, if any, to whom the Committee has delegated authority to administer the Plan.

“Award” means an award of Performance Units made to a Participant.

“Award Agreement” means a written agreement setting forth the terms and conditions of the Award made under the Plan.

“Board” means the Company’s Board of Directors.

“Cause”  means “cause” as defined in the Participant’s employment agreement, or in the absence of such definition, shall mean Participant’s:  (i) continued failure to obey reasonable instructions of the person(s) to whom the Participant reports; (ii) continued neglect of duties and responsibilities; (iii) willful misconduct or other actions in bad faith which are to the Company’s detriment; (iv) breach of any material covenant with the Company by which employee is bound, including without limitation any confidentiality, intellectual property or non-solicitation agreements with the Company (including without limitation the provisions contained herein), or (v) violation of any provision of the Company’s written code of conduct.

“Committee” means the Compensation Committee appointed by the Board to administer the Plan pursuant to the provisions of Section 3 of the Plan.

“Disability” means the definition of Disability in the Company’s Long–Term Disability Plan, or in the absence of such a definition, the Participant’s inability, due to mental or physical incapacity, to substantially perform the duties of Participant’s employment for 180 consecutive days, and which impairment is determined to be total and permanent by a physician selected by Company or its insurers and reasonably acceptable to the Participant or the Participant’s legal representative.

"Dividend Equivalent" means a right, granted under this Plan, to receive the cash equivalent of all or a specified portion of the dividends declared and paid with respect to one share of the Company’s Stock during the Vesting Period which applies to an award of Performance Units.  Dividend Equivalents shall not be deemed reinvested in the Company’s Stock, and shall be paid to Participants on the appropriate Settlement Date.

"Fair Market Value" means the fair market value of Stock as determined in good faith by the Committee or under procedures established by the Committee.  Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the officially-quoted closing selling price of the stock or if no selling price is quoted the bid price on the NASDAQ or other principal stock exchange or market on which Stock is traded on the day immediately preceding the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported.

“Grant Date” means the date upon which an award of Performance Units are granted to a Participant.

“Performance Period” means any relevant period designated by the Committee with respect to any Award.

“Performance Unit” or “Unit” means a right granted to Participant to receive a cash settlement equal to the Unit Value, as determined by the Committee.

"Plan" means this MGE 2006 Performance Unit Plan.

“Retirement” means any normal (or approved early retirement) by a Participant pursuant to the terms of any pension, profit sharing or 401(k) plan, or Company policy applicable to a Participant on the Termination Date.

“Settlement Date” means the date upon which cash is paid to a Participant in full settlement of vested Performance Units for which the relevant Vesting Period has been completed.  The Committee shall use reasonable efforts to ensure that the Settlement Date occurs within a reasonable time period following the completion of the relevant Vesting Period.

"Stock" means the Company's common stock, par value $1.00 per share as traded on the NASDAQ or other principal stock exchange or market on which Stock is traded.

“Termination Date” means, with respect to a Participant, the final date of Participant’s employment with the Company.

“Unit Value” means, as calculated on the Measurement Date, the sum of (i) the Fair Market Value of the Company’s Stock, plus (ii) an amount equal to the aggregate value of all Dividend Equivalents declared on the Stock during the relevant Vesting  Period.

“Vesting Period” means the duration of time over which a Performance Award becomes 100% vested.

3.

Administration

3.1

Committee Authority.  Unless otherwise determined by the Board and subject to the provisions of the Plan, the Committee and the Administrator (subject to the Committee’s ability to restrict the Administrator) shall have the authority and full discretionary power to: (i) establish eligible Participants, and make Awards; (ii) determine the size of Awards as specified herein; (iii) administer, construe and interpret the Plan; (iv) prescribe, amend and rescind rules and regulations, agreements, terms, and notices hereunder (but not unilateral modifications to existing awards without Participant’s written consent); and (v) make all other determinations necessary or advisable in its discretion for the administration of the Plan.  Any actions of the Committee with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Committee and Administrator may each appoint agents and delegate authority as advisable to administer the Plan.

3.2

Administrator.  An Administrator may be appointed by, shall remain in office at the will of, and may be removed with or without reason by, the Committee.  The Administrator may resign at any time.  The Administrator shall not be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan.  The Administrator shall not receive any special compensation for serving in his or her capacity as Administrator but shall be reimbursed for any reasonable expenses incurred in connection therewith.  No bond or other security need be required of the Administrator in any jurisdiction.

3.3

Limitation of Liability.  In the exercise of authority under the Plan, each Committee member (or Administrator) shall be entitled in good faith to rely or act upon any report or other information furnished to him or her by any employee of the Company, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan.  No Committee member, Administrator, or executive shall be personally liable to the Company or to any participant in the Plan for any action, determination, or interpretation taken or made in good faith with respect to the administration of this Plan, and each such person shall be fully indemnified and the Company and the participants in the Plan waive their rights with respect to any such liability.

4.

Participation

Participants must be Company employees to be eligible to participate in the Plan (“Participants”).  The Committee shall have sole discretion to designate eligible employees who may participate in the Plan, which shall be determined based on a Participant’s performance against goals established by the Committee and the CEO for the immediately preceding year.  Participation in this Plan in one Performance Period neither guarantees nor precludes participation in any subsequent Performance Period.

5.

Performance Awards

5.1

General.  Awards may be granted on the terms and conditions set forth in this Section 5.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award.  The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan.  The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of applicable corporate law of the State of Wisconsin.

5.2

Size of Awards; Limitation.  Awards shall be targeted at 20% of a Participant’s base salary, as determined by the Committee using the Fair Market Value of the Company’s Stock on or about the Grant Date.  With respect to Awards for any Performance Period, the maximum Award made to any Participant shall not exceed 30% of that Participant’s base salary, as measured on the Grant Date.

5.3

Award Agreements.  The Committee may grant an Award to a Participant with respect to any Performance Period.  Each Award shall be evidenced by an Award Agreement signed by Participant and an authorized Company representative.  Each Award shall be subject to the terms and conditions of the Plan and to such other terms and conditions as may be established by the Committee in the Agreements.

5.4

Performance Unit Vesting.  Unless otherwise determined in the Award Agreement, Performance Units shall vest according to the following schedule:

Year

Vesting

     0%

     0%

    60%

   4

    80%

   5

  100%

5.5

Settlement of Performance Awards; Other Terms.  Performance Awards shall be settled in a cash lump sum, and payable as soon as practicable following completion of the relevant Vested Period.  Vested awards shall not be settled until the conclusion of the full Vesting Period to which such award relates, except as may otherwise be provided in the Award Agreement.

6.

Termination Events

Unless otherwise provided in the applicable Award Agreement, the following shall apply to all Performance Units held by a Participant upon any termination of employment with the Company.

6.1

Death, Disability or Retirement.  If Employee’s employment with the Company is terminated due to Employee’s death, Disability or Retirement, Employee shall receive an additional year of vesting credit with respect to the Units, and all vested Units shall be settled in accordance with the Plan on the appropriate Settlement Date following the conclusion of the Performance Period.

6.2

Voluntarily by Employee or by Company without Cause. If Employee voluntarily terminates employment with the Company or the Company terminates Employee without Cause, in either case prior to the conclusion of the Performance Period, all unvested Units (determined as of the termination date) shall be immediately forfeited and Employee shall be eligible to receive cash settlement for all vested Units on the appropriate Settlement Date.

6.3

Termination by Company for Cause. If Employee’s employment with the Company is terminated for Cause, all vested and unvested Units shall be immediately forfeited without settlement or payment of value.

7.

Change in Control

The Committee may set forth in any Award Agreement the effect, if any, that a change in control or other, similar transaction shall have on any awards granted under this Plan.

8.

Restrictive Covenants

8.1

Non-disclosure.  No Participant shall disclose to anyone, without the Company’s prior written consent (except in good faith in the ordinary course of business to a person who will be advised by the Participant to keep such information confidential) or make use of any Confidential Information (as defined below), except in the performance of the Participant’s duties on the Company’s behalf or when required to do so by legal process, any governmental agency having supervisory authority over the Company’s business, or any administrative or legislative body (including a Committee thereof) that requires the Participant to divulge, disclose or make accessible such information.  In the event that the Participant is so required, he or she shall give the Company prompt written notice to allow the Company the opportunity to object to or otherwise resist such order.  "Confidential Information" shall mean (i) all information concerning the Company’s business of a confidential or proprietary nature relating to any of its assets, product development, pricing, customers, suppliers, trade secrets, owners,  investors, finances, transactions (present and contemplated) and business plans and strategies, and (ii) information regarding the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the Company’s employees and employment practices, provided that “Confidential Information” does not include information that is or properly becomes part of the public domain.

8.2

Return of the Company Materials.  Upon any termination of employment or service, each Participant agrees to deliver any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information in the Participant’s possession or over which the Participant has control, and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression, provided that the foregoing shall not prohibit a Participant from retaining his or her personal phone directories and rolodexes.

9.

Forfeiture

9.1

Forfeiture of Performance Award Settlement and Repayment.  Unless otherwise determined by the Committee, upon a violation by the Participant of any of the restrictive covenants contained in Section 8 (excluding unintentional or non-material violations of Section 8.2)(each a "Forfeiture Event"), Participant shall forfeit his or her entitlement to any payment pursuant to this Plan and shall be obligated to repay to the Company, in cash, within five business days after demand is made therefore by the Company, all amounts paid to Participant by the Company pursuant to this Plan within 12 months of the date of such Forfeiture Event.

9.2

Committee Discretion.  The Committee may, in its discretion, waive in whole or in part the Company's right to forfeiture under this Section, but no such waiver shall be effective unless evidenced in writing.

10.

Claims; Arbitration

10.1

Claims.  Any individual who makes a claim for benefits under the Plan shall file the claim in writing with the Committee.  Written notice of the disposition of the claim shall be delivered to the claimant within 60 days after filing.  If the claim is denied, the reasons shall be set forth in a statement delivered to the claimant.  Thereafter the claimant may request arbitration in accordance with Section 10.2.  The filing of a claim in accordance with this Section 10.1 shall be a condition precedent to the prosecution of any dispute.

10.2

Arbitration.  Any dispute between the Company and an individual claiming a benefit under the Plan that is not resolved between the Company and the claimant shall, if either party wishes to further pursue resolution of the dispute, be submitted to binding arbitration in accordance with the rules of Commercial Arbitration of the American Arbitration Association.  Any such arbitration shall take place in Madison, Wisconsin.  The arbitrator shall be a person experienced in employment and compensation of corporate business executives who is mutually acceptable to the Company and the claimant.  If an arbitrator cannot be agreed upon within 15 days after a dispute is submitted to arbitration, the parties shall each select one representative who is not and has never been associated with the Company or the Board, and who is not and never has been associated with the claimant, and these two representatives shall choose a neutral arbitrator with the qualifications described above.  If the representatives cannot reach agreement, one arbitrator with the qualifications described above shall be selected by the Madison, Wisconsin office of the American Arbitration Association.  All actions and proceedings under this Section 10 shall be kept confidential and neither party shall divulge any part thereof to third parties without the prior written consent of the other party.  Each party to an arbitration under this Section 10 shall pay his or her own expenses, including without limitation, fees of counsel, and each of the parties shall bear one-half of the fees and costs of the arbitrators.

11.

Miscellaneous

11.1

No Employment or Equityholder Rights.  Neither the Plan nor any Performance Awards granted under the Plan shall give any Participant a right to remain employed by the Company. The Company reserves the right to terminate the employment or service of any Participant at any time, and for any reason, subject to applicable laws, employee manuals (as may be revised from time to time) and any employment or other agreement.  No Participant shall have any rights of an equityholder of the Company thereof as a result of the grant of an Award or otherwise under the Plan.

11.2

Withholding Taxes.  The Company shall withhold from the settlement of any Performance Units under this Plan any amount of withholding taxes due in respect of settlement of such Performance Units in cash.

11.3

Governing Law.  All questions pertaining to the validity, construction and administration of the Plan and the Agreements shall be determined in accordance with the laws of the State of Wisconsin without regard to conflicts of law principles.

11.4

Unfunded Plan.  The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation.  With respect to any amount payable to a Participant under the Plan, nothing contained in the Plan (or in any Award Agreement or other documents related thereto), nor the creation or adoption of the Plan, the grant of any award, or the taking of any other action pursuant to the provisions of the Plan shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

11.5

 Severability.  In case any provision of this Plan shall be held illegal or invalid, such illegality or invalidity shall be construed and enforced as if said illegal or invalid provision had never been inserted herein and shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if any such illegal or invalid provision were not a part hereof.

11.6

Adjustments.  In the event of any cash infusion, capital raising transaction, reorganization, recapitalization, stock split, stock dividend, merger, consolidation, split-up, spin-off or any other similar change in the structure of the Company, the Committee reserves the right to make such equitable adjustment, if any, as it may deem appropriate, in its sole and absolute discretion, in the determination of the value of the Performance Units as described herein.

11.7

Setoff.  The Company may, to the extent permitted by law, deduct from and set off against its obligations to a Participant from time to time, (including without limitation amounts payable in connection with an Award, as wages or benefits or other form of compensation), any amounts that Participant owes to the Company for any reason whatsoever.  Participant shall remain liable for any portion of Participant’s obligation not satisfied by such setoff.  By accepting an Award granted hereunder, Participant agrees to any deduction or setoff under this Section 11.7.

11.8

Transferability and Alienation.  Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.  If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any such time such amount would be made subject to his debts or liabilities or would otherwise not be enjoyed by him, then the Committee, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his or her spouse, children or other dependents, or any of Participant’s heirs, in such manner and proportion as the Committee may deem proper.

11.9

Notices.  All notices or other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if hand-delivered or mailed by certified mail addressed to any Participant at the address contained in the records of the Company or to the Company at its principal office.

11.10

Amendment; Termination.

The Board may, without the consent of the Participants under the Plan, at any time terminate the Plan entirely, and at any time or from time to time amend or modify the Plan, provided that no such action shall adversely affect any Award previously granted without the Participant’s consent.

11.11

Expenses.  All expenses and costs incurred in connection with the operation of the Plan shall be borne by the Company.

11.12

Other Plans.  The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company. Nothing in this Plan shall be construed to limit the right of the Company to establish, alter or terminate any other forms of incentives, benefits or compensation for employees.

11.13

Headings.  The headings in the Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.